EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form SB-2/A1 of our report dated March 29, 2006, except for Note 6, as to which the date is July 5, 2006, with respect to our audits of the financial statements of Northern Ethanol, Inc. (formerly, Beaconsfield I, Inc.) for the year ended December 31, 2005 and for the period from inception (November 29, 2004) through December 31, 2004, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP

East Meadow, New York

January 19, 2007